Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is dated as of September 30, 2006, by and among 1SHOPPINGCART.COM CANADA CORP., an Ontario corporation (the “Company”), 1SHOPPINGCART.COM CORP., an Oregon corporation and wholly owned subsidiary of the Company (the “Company Subsidiary,” and together with the Company, the “Seller”), WEBSITE PROS, INC., a Delaware corporation (“Parent”) and WEBSITE PROS CANADA INC., an Ontario corporation and a wholly owned subsidiary of Parent (“Subsidiary,” and together with Parent, “Buyer”).

RECITALS

WHEREAS, the Seller owns and operates an e-commerce shopping cart platform company that is in the business of providing web-based shopping cart and associated services for online retailers, including related implementation, consulting and technical support services business (the “Business”);

WHEREAS, the Board of Directors of the Company (the “Company’s Board”), the Board of Directors of the Company Subsidiary, the Board of Directors of Parent (the “Parent’s Board”) and the Board of Directors of Subsidiary have determined that it is in the best interests of the Company, the Company Subsidiary, Parent and Subsidiary, respectively, and their respective stockholders and shareholders to consummate the purchase of all of the assets of the Business by Buyer and the assumption of certain liabilities (the “Acquisition”); and

WHEREAS, the parties desire that the Acquisition be made on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Assets” means all of the assets, properties and rights of the Seller, relating to the Business, of every kind, nature and description, tangible or intangible, wherever located, other than the Excluded Assets, including but not limited to the assets reflected in the Balance Sheet and Closing Balance Sheet, and any prepayments or retainers relating to such assets, properties and rights.

“Assumed Liabilities” means, and is limited to:

(a) all of the Seller’s obligations arising after the date of Closing (as defined in Section 2.4) under the agreements listed on EXHIBIT A-1 attached hereto; provided such obligations: (i) do not arise from any breach of any provision under such agreements (with or without the passage of time) by the Seller, and (ii) are ascertainable by reference to the express terms of such agreements;

(b) all of the Seller’s obligations reflected in the Closing Balance Sheet (including liabilities that have accrued but may not be specified) other than Excluded Liabilities;

(c) accounts payable of the Seller related to the Business incurred in the ordinary course of business prior to the date of the Closing Balance Sheet but which the Seller was unable to specify due to the regular recurring nature of such obligations (e.g., liabilities for normal telecommunications charges that have not yet been billed), which individually or in the aggregate will not have a Material Adverse Effect on the Seller; and

(d) any other items set forth in EXHIBIT A-1.

Notwithstanding the foregoing and anything to the contrary contained in this Agreement and except as set forth in EXHIBIT A-1, “Assumed Liabilities” shall not include, and Buyer shall not assume any:

(1) employment obligations and wage, salary and benefit obligations, including without limitation those arising under any severance, pension, profit sharing, deferred compensation, welfare, sick leave, accrued or earned vacation, wage or other employee benefit plan, procedure, policy or practice of the Seller for employees connected with the Business or otherwise resulting from the Seller’s exit from the Business or any of the transactions contemplated under this Agreement that accrue or arise prior to, commensurate with or as a result of the Closing;

(2) corporate expenses and other Seller business expenses, ongoing or otherwise (other than expenses directly related to the Business and included in the Closing Balance Sheet), including without limitation, real property lease obligations other than as specified under subsection (a) of Assumed Liabilities; and

(3) Liabilities arising out of or related to any litigation involving the Seller and the fees and expenses incurred in connection therewith, whether or not related to the Business, other than expenses or Liabilities related to such litigation included in the accounts payable of the Seller and included on the Closing Balance Sheet.

“Balance Sheet” means the pro forma balance sheet of the Business dated as of the August 31, 2006.

“Breach” there shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy (including any inadvertent or innocent inaccuracy) in, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any other

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circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, failure, or circumstance.

“Buyer Common Stock” shall mean the Common Stock of Buyer, par value U.S. $0.001 per share.

“Buyer Disclosure Schedule” shall mean the disclosure schedule (dated as of the date of this Agreement) delivered to the Company on behalf of Buyer and prepared in accordance with Article 3 of this Agreement.

“Cash Target” shall mean U.S. $0.00.

“Closing Balance Sheet” means the pro forma balance sheet of the Business (including, without limitation, the Company and the Company Subsidiary) dated as of the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation.

“Company Common Stock” means the Common Stock of the Company, no par value per share.

“Company Technology” shall mean all technology and proprietary knowledge relating to eCommerce Systems, including without limitation the eCommerce shopping cart, that are (a) offered by the Seller as of the Effective Time and acquired by Buyer pursuant to this Agreement or (b) currently being developed, or developed after the Effective Time, and marketed by Buyer either on a stand-alone basis or together with other services offered by Buyer.

“Company Disclosure Schedule” shall mean the disclosure schedule (dated as of the date of this Agreement) delivered to Buyer on behalf of the Seller and prepared in accordance with Article 4 of this Agreement.

“Closing Date” shall have the meaning as set forth in Section 2.4 hereof.

“Damages” shall include any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense.

“Effective Time” shall be the time of the Closing.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

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“Excluded Assets” means those assets used only in connection with the businesses of the Seller other than the Business and listed on EXHIBIT B attached hereto.

“Excluded Liabilities” means those Liabilities set forth on EXHIBIT A-2.

“GAAP” shall mean accounting principles generally accepted in the United States, as in effect from time to time.

“General Corporation Law” shall mean the Delaware General Corporation Law, as amended.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Knowledge” shall mean the actual knowledge of any of the Company’s or the Company Subsidiary’s directors or officers, and that such person has no reason to believe that such fact or other matter is other than what is represented after such investigation that such director or officer, as the case may be, should reasonably be expected to conduct through the exercise of reasonable care in the conduct of the business of the Company and/or the Company Subsidiary and in preparation of this Agreement and the disclosure schedules contemplated hereby.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liabilities” shall mean any and all debts, liabilities, accounts payable, Taxes, claims and other obligations, absolute or contingent, mature or not mature, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, or any actual or threatened action, suit, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal, any order or consent decrees of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

“Material Adverse Effect” shall, with respect to an entity, mean any condition, event, change or occurrence, individually or collectively, that has had or may reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

“Person” shall mean any individual, Entity or Governmental Body.

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“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

“Requisite Company Shareholder Vote” shall mean the affirmative vote, or written consent, as required pursuant to the provisions of the Business Corporations Act (Ontario) or applicable Oregon law of the Company’s shareholders and the Company Subsidiary’s shareholders, respectively.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Specified Representations” shall mean the representations and warranties of the Seller set forth in Sections 3.1, 3.5, 3.16 (as it pertains to the Acquired Assets) and 3.20.

“Tax” shall mean any federal, state, provincial, local or foreign income, gross receipts, license, capital, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income (or other) withholding, employer health tax, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional interest, fines, additions or other amounts thereto or penalties thereon in respect of the foregoing.

“Working Capital” shall mean the difference between (a) Current Assets (excluding both cash and prepaid commissions), minus (b) Current Liabilities (excluding 90% of any deferred revenue).

“Working Capital Target” shall mean USD $-342,224.00.

ARTICLE 2

ACQUISITION

2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Parent agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to Parent good and valid title to, or valid licenses or leasehold interests in, all of the Acquired Assets, free and clear of any liens or encumbrances (other than those specified in the Company Disclosure Schedule) at the Closing for the consideration specified below in this Article 2. The Seller shall retain the Excluded Assets.

2.2 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Parent agrees to assume and become responsible for the Assumed Liabilities other than any Assumed Liabilities that are real property leases, which shall be assumed by Subsidiary. Buyer will not assume or have any responsibility, however, with respect to any other Liability of

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the Company not an Assumed Liability. Without limiting the generality of the foregoing, the Company will bear and discharge all liabilities accrued up to and including the date of this Agreement relating to Taxes, the operation of the Business and the Business Employees (as hereinafter defined).

2.3 Purchase Price.

(a) Consideration and Escrow. Subject to the terms of this Agreement, Buyer will deliver to the Company at the Closing U.S. $12,452,888 (the “Consideration”), subject to adjustment pursuant to Section 2.3(b) below. Notwithstanding anything to the contrary contained in this Section 2.3 or elsewhere in this Agreement to the contrary, at the Closing, a portion of the aggregate Consideration otherwise payable to the Company pursuant to this Agreement equal to one million two hundred fifty thousand United States Dollars (U.S. $1,250,000) (the “Escrow Amount”) shall be withheld from the payment of the Consideration and shall be deposited in an escrow account (the “Escrow Account”) to be held and distributed in accordance with the terms of that certain Escrow Agreement entered into as of the date hereof in the form mutually agreed between the parties (the “Escrow Agreement”).

(b) Adjustments to Consideration. The amount of Consideration payable by Buyer shall be increased or decreased as follows:

(i) If the Seller’s Working Capital (calculated based on the Closing Balance Sheet) exceeds the Working Capital Target, the Consideration shall be increased by an amount equal to the difference between (x) the amount of Working Capital of the Company as set forth on the Closing Balance Sheet, minus (y) the Working Capital Target;

(ii) If the Seller’s cash (as set forth on the Closing Balance Sheet) exceeds the Cash Target, the Consideration shall be increased by an amount equal to the difference between (x) the amount of cash of the Seller calculated based on the Closing Balance Sheet, minus (y) the Cash Target;

(iii) If the Seller’s Working Capital (calculated based on the Closing Balance Sheet) is less than the Working Capital Target, the Consideration shall be decreased by an amount equal to the difference between (x) the Working Capital Target, minus (y) the amount of Working Capital of the Seller (calculated based on the Closing Balance Sheet); and

(iv) If the Seller’s cash (as set forth on the Closing Balance Sheet) is less than the Cash Target, the Consideration shall be decreased in an amount equal to the difference between (x) the Cash Target, minus (y) the amount of cash of the Seller as set forth on the Closing Balance Sheet.

(v) The full amount of the Consideration shall be paid to Seller on the Closing Date. Seller and Buyer agree to make any required payments to the other (as applicable) to reflect any adjustments required within five (5) business days following delivery and acceptance of the Closing Balance Sheet. In the event any such adjustments are required, any

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required conversion of Canadian Dollars into U.S. Dollars shall be made using the conversion rate in effect as of the Closing Date.

2.4 Employee Stock Options. As soon as practicable following the Closing, Buyer will grant to those employees of the Seller who are offered and who accept employment with the Company, options to purchase up to that number of shares of Buyer Common Stock as determined by the Parent Board using its reasonable business judgment.

2.5 Closing.

(a) Subject to the provisions of Articles 6 and 7 hereof, the closing (the “Closing”) of the transactions contemplated hereby shall take place at such location, on such date (the “Closing Date”) and at such time as the Company and Buyer mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article 6, but in no event later than ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto.

(b) At the Closing, (i) the Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 6.2 below; (ii) Buyer will deliver to the Company the various certificates, instruments, and documents referred to in Section 6.3 below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to Buyer a general assignment and warranty bill of sale (including intellectual property transfer documents) and such other instruments of sale, transfer, conveyance, and assignment in such form as Buyer and its counsel reasonably may request; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to the Seller an assumption agreement in a form reasonably acceptable to the Seller; and (v) Buyer will deliver to the Company the Closing Consideration.

(c) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Acquisition, who shall have delivered, prior to any vote on the Acquisition, a written demand for the fair value of such shares in the manner provided by the General Corporation Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters’ rights (“Dissenting Shares”) shall be entitled to such rights as are granted by the General Corporation Law.

2.6 Allocation. Within 45 days of the Closing, Buyer shall deliver to the Company a statement setting forth the Buyer’s good faith determination of the manner in which the Purchase Price and Assumed Liabilities (to the extent required under the Code) is to be allocated among the Acquired Assets. The allocation prescribed by such statement shall be conclusive and binding upon the Seller for all purposes, and the Seller shall not file any Tax return or other document with, or make any statement or declaration to, any governmental body that is inconsistent with such allocation. To the extent that a portion of the Purchase Price is allocated to tangible personal property, any sales tax due as a result of the sale of such property shall be split evenly by Buyer and the Seller.

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ARTICLE 3

THE SELLER’S REPRESENTATIONS AND WARRANTIES

Except as set forth on the Company Disclosure Schedule specifying the relevant subsection hereof, the Company and the Company Subsidiary hereby represent and warrant, jointly and severally, as follows, which representations and warranties only speak to the Business of the Seller and not to any other business of the Seller:

3.1 Capitalization.

(a) The authorized capital of the Company consists of an unlimited number of shares of Common Stock, no par value, of which one hundred (100) shares are issued and outstanding. The authorized capital of the Company Subsidiary consists of one thousand (1,000) shares of Common Stock, no par value, of which one hundred (100) shares are issued and outstanding, all of which are owned by the Company.

(b) The outstanding shares of capital stock of the Company and the Company Subsidiary have been duly and validly authorized and issued, are fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws, or pursuant to valid exemptions therefrom.

(c) Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. There are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company Subsidiary of any shares of its capital stock. Neither the Company nor the Company Subsidiary is a party or subject to any agreement or understanding, and, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company or the Company Subsidiary.

3.2 Subsidiaries. Other than the Company Subsidiary, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. Neither the Company nor the Company Subsidiary is a participant in any joint venture, partnership, or similar arrangement.

3.3 Authorization. All corporate action on the part of the Company and the Company Subsidiary, and their respective officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Seller hereunder has been taken or will be taken prior to the Closing, and this Agreement, when executed and delivered, will constitute a valid and legally binding obligation of the Seller, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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3.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to, any federal, provincial, state or local governmental authority or from or to an other Person on the part of the Seller is required in connection with the consummation of the transactions contemplated by this Agreement, except filings required pursuant to federal and state securities laws, which filings will be effected no later than the time such filings are required to be filed, or such other post-closing filings as may be required.

3.5 Litigation. There is no action, suit proceeding or investigation pending or, to the Company’s Knowledge, currently threatened against the Company or the Company Subsidiary that questions the validity of this Agreement, or the right of the Company or the Company Subsidiary to enter into this Agreement, or to consummate the transactions contemplated hereby, or that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect in the business, properties, affairs, assets, operations or financial condition of the Company or the Company Subsidiary, or any change in the current equity ownership of the Company, nor is the Company or the Company Subsidiary aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or, to the Company’s Knowledge, threatened (or any basis therefor known to the Seller) involving the prior employment of any of the Seller’s employees, their use in connection with the Seller’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Seller is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Seller currently pending or that the Seller intends to initiate.

3.6 Proprietary Information Agreements. Each current and former employee, officer and consultant of the Seller has executed a proprietary information and inventions agreement in the forms previously delivered to Buyer or its counsel. None of the Seller’s current or former employees, officers or consultants are in violation thereof.

3.7 Patents and Trademarks. The Seller has sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted without any known conflict with or known infringement of the rights of others. Section 3.7 of the Company Disclosure Schedule contains a complete list of patents and pending patent applications, trademarks, copyrights and domain names of the Seller. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Seller bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person, except, in either case, for standard end-user, object code, internal-use software license and support/maintenance agreements. The Seller has not received any communications alleging that the Seller has violated or, by conducting its business as presently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other Person, nor is the Seller aware that any Person has violated or, by conducting its business as presently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade

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secrets or other proprietary rights of the Seller. None of the Seller’s employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Seller or that would conflict with the Seller’s business as presently conducted or as presently proposed to be conducted. To the Seller’s Knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of the Seller’s business by the employees of the Seller, nor the conduct of the Seller’s business as presently proposed, will, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Seller is not utilizing, or believe that it will be necessary to utilize, any inventions of any of its employees (or people it currently intends to hire) made prior to or outside the scope of their employment by the Seller other than such inventions as have been assigned to the Seller and in respect of which all non-assignable rights (including without limitation, moral rights) have been waived by such employees.

3.8 Compliance with Other Instruments. Neither the Company nor the Company Subsidiary is in violation or default of any provision of its respective Articles of Incorporation or Bylaws, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, of any provision of any federal, provincial or state statute, rule or regulation or of any Governmental Body applicable to the Seller or the Business. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Seller or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Seller, its business or operations or any of its assets or properties.

3.9 Agreements; Action.

(a) Except for agreements explicitly contemplated hereby, there are no agreements, understandings or proposed transactions between the Company or the Company Subsidiary and any of their respective officers, directors, affiliates, or any affiliate thereof except as set forth on the Balance Sheet.

(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Seller is a party or by which it is bound that may involve (i) future obligations (contingent or otherwise) of, or payments to the Seller in excess of U.S. $50,000 (other than obligations arising from purchase or sale agreements entered into in the ordinary course of business), (ii) the license of any patent, copyright, trade secret or other proprietary or intellectual property right to or from the Seller (other than the license of the Seller’s software and products in the ordinary course of business and other than licenses by the Seller of “off the shelf” or other standard products), (iii) provisions restricting or affecting the development, manufacture or distribution of the Seller’s products or services, or (iv) indemnification by the Seller with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the ordinary course of business).

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(c) The Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock (except as disclosed in the Company Financial Statements), (ii) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the ordinary course of business or as disclosed in the Company Financial Statements (as defined below)) individually in excess of U.S. $50,000 or, in the case of indebtedness and/or liabilities individually less than U.S. $50,000, in excess of U.S. $100,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses (except as specifically disclosed in the Company Financial Statements), or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Seller has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e) Other than with Buyer, neither the Company nor the Company Subsidiary has engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations (or other Person) regarding the consolidation or merger of the Company or the Company Subsidiary with or into any such corporation or corporations (or other Person), (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company and/or the Company Subsidiary or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company and/or the Company Subsidiary is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company and/or the Company Subsidiary.

3.10 Related-Party Transactions. Except as specifically disclosed in the Financial Statements (including the nature of the obligation and the name of the Person to whom or from whom such obligation is owed, and such Person’s relationship to the Company and/or the Company Subsidiary) no shareholder, employee, officer, or director of the Seller or member of his or her immediate family or any Person not dealing at arm’s length with any such Person (within the meaning of the Income Tax Act (Canada) is indebted to the Seller, nor is the Seller indebted (or committed to make loans or extend or guarantee credit) to any of them, other than for (a) payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Seller, and (c) other standard employee benefits made generally available to all employees. To the best of the Seller’s Knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Seller is affiliated or with which the Seller has a business relationship, or any Person that competes with the Seller, except that shareholders, employees, officers, or directors of the Seller and members of their immediate families may own stock in publicly traded companies that may compete with the Seller. No member of the immediate family of any officer or director of the Seller is directly or indirectly interested in any material contract with the Company except as specifically disclosed (including the nature of the direct or indirect interest) in the Company Financial Statements.

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3.11 Permits. The Seller has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, and the Seller believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Seller is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

3.12 Environmental and Safety Laws. The Seller is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

3.13 Manufacturing and Marketing Rights. The Seller has not granted rights to develop, manufacture, produce, assemble, distribute, license, market, or sell its products to any other person and is not bound by any agreement that affects the Seller’s exclusive right to develop, manufacture, produce, assemble, distribute, license, market or sell its products.

3.14 Disclosure. The Seller has fully provided Buyer with all the information (to the extent such information exists) that Buyer has requested for deciding whether to consummate the Acquisition.

3.15 Corporate Documents. Except for amendments necessary to satisfy representations and warranties or conditions contained herein, the Articles of Incorporation and Bylaws of the Company are in the form previously provided to Buyer. The Articles of Incorporation and Bylaws of the Company Subsidiary are in the form previously provided to Buyer.

3.16 Title to Property and Assets. The Seller owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens (a) that arise in the ordinary course of business, (b) that result from taxes which have not yet become delinquent, and (c) that do not materially impair the Seller’s ownership or use of such property or assets. With respect to the property and assets it leases, the Seller is in compliance with such leases and, holds a valid leasehold interest free of any liens, claims or encumbrances. Other than the Excluded Assets, neither the Seller nor any affiliate of the Seller has, nor did the Seller or any affiliate of the Seller have as of August 31, 2006, any assets that were used in connection with the Business that are not Acquired Assets. The Acquired Assets in the aggregate include all rights, interests, leases, governmental authorizations, contracts and intangible assets of any nature whatsoever that are necessary and sufficient to operate or otherwise carry on the Business in the manner in which the Business is presently conducted by the Seller. All of the Acquired Assets are located in Ontario or Oregon, and no aspect of the Business is conducted other than in Ontario or Oregon. Section 3.16 of the Company Disclosure Schedule sets forth each municipality within Ontario and Oregon in which any of the Acquired Assets are located.

3.17 Company Financial Statements. The Company has made available to Buyer its audited consolidated financial statements (balance sheet and statement of operations, statement of changes in shareholders’ equity and statement of cash flows, including notes thereto) at December 31, 2004 and December 31, 2005 and for the fiscal years then ended, its unaudited financial statements (balance sheet and statement of operations) as at and for the eight (8) month

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period ended on the Statement Date (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited Company Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Company Financial Statements, together with the notes thereto, fairly present the financial condition and operating results of the Company (including the Company Subsidiary) as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Company Financial Statements to normal year-end audit adjustments. Except as set forth in the Company Financial Statements, the Company (including the Company Subsidiary) has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Statement Date and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Company Financial Statements, neither the Company nor the Company Subsidiary is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

3.18 Changes. Since the Statement Date there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company or the Company Subsidiary from that reflected in the Company Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or business of the Company or the Company Subsidiary (as such business is presently conducted and as it is presently proposed to be conducted);

(c) any waiver by the Company or the Company Subsidiary of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or the Company Subsidiary, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company or the Company Subsidiary (as such business is presently conducted and as it is presently proposed to be conducted);

(e) any change or amendment to a material contract or material arrangement by which the Company or the Company Subsidiary or any of its assets or properties is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee;

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(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h) any resignation or termination of employment of any key officer of the Company or the Company Subsidiary;

(i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company or the Company Subsidiary;

(j) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or the Company Subsidiary, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(k) any declaration, setting aside or payment or other distribution in respect of any of the Company’s or the Company Subsidiary’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company or the Company Subsidiary;

(l) to the best of the Company’s Knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company or the Company Subsidiary (as such business is presently conducted and as it is presently proposed to be conducted); or

(m) any agreement or commitment by the Company or the Company Subsidiary to do any of the things described in this Section 3.18.

3.19 Employee Benefit Plans. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

3.20 Tax Returns, Payments and Elections. The Seller has filed all tax returns and reports (including information returns and reports) as required by federal, provincial, state or other law. These returns and reports are true and correct in all material respects. The Seller has paid all Taxes and other assessments due, except those contested by it in good faith that are listed in the Company Disclosure Schedule. The provision for Taxes of the Seller as shown in the Company Financial Statements is adequate for Taxes due or accrued as of the date thereof. The Seller has never had any Tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or governmental charge. None of the Seller’s federal income tax returns and none of its state or provincial income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Company Financial Statements, the Seller has not incurred any Taxes, assessments or governmental charges other than in the ordinary course of business and the Seller has made adequate provisions on its books of account for all Taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Seller has withheld or collected from each payment made to each of its employees, the amount of all Taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories. The Company is not a non-resident of Canada (within the meaning of the Income Tax Act (Canada).

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The Company Subsidiary is a non-resident of Canada (within the meaning of the Income Tax Act (Canada)).

3.21 Insurance. The Seller has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its material properties that might be damaged or destroyed. The Seller has in full force and effect general liability and errors and omissions insurance in amounts customary for similarly situated companies.

3.22 Minute Books. The minute books of the Seller made available to Buyer or its counsel contain a complete summary of both the Company and the Company Subsidiary of all meetings, and copies of all actions by written consent, of directors and shareholders since the time of incorporation.

3.23 Labor Agreements and Actions; Employee Compensation. The Seller is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of the Company’s Knowledge, has sought to represent any of the employees, representatives or agents of the Seller. There is no strike or other labor dispute involving the Seller pending, or to the best of the Company’s Knowledge, threatened, that could have a Material Adverse Effect on the properties, assets, affairs, operations, financial condition, operating results, or business of the Seller (as such business is presently conducted and as it is presently proposed to be conducted), nor is the Seller aware of any labor organization activity involving its employees. The Seller is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Seller, nor does the Seller have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Seller is terminable at the will of the Seller. The Seller has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. The Seller is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. The Seller is not aware that any of its employees is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of his or her efforts to promote the interests of the Seller or that would conflict with the Seller’s business as presently conducted. No officer or employee of the Seller has entered into an employment agreement with the Seller or is entitled to any compensation following termination of employment with the Seller. Section 3.23 of the Company Disclosure Schedule contains a complete and accurate list of all employees of the Seller who are involved, directly or indirectly, in connection with the Business and sets forth the dates of hire of each such employee with the Seller or any predecessors thereof (the “Business Employees”). All Liabilities due and payable as at the Closing Date or accruing as a result of the transactions contemplated hereby in respect of Business Employees have been paid in full to the date hereof and will have been paid in full to the Closing Date, including premium contributions, remittance and assessments for employment insurance, employer health tax, Canada Pension Plan, income tax, workplace safety and insurance, and any other employment related legislation, accrued wages, Taxes, salaries, commissions and employee benefit plan payments. All vacation pay, bonuses, commissions and other emoluments relating to the Business Employees are

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accurately reflected in all respects and have been accrued in the financial records of the Seller. No notice has been received by the Seller of any complaint filed by any employees against the Seller that the Seller has violated the Employment Standards Act, 2000 (Ontario), the Human Rights Code (Ontario) the Workplace Safety & Insurance Act (Ontario), the Occupational Health and Safety Act (Ontario) or the Pay Equity Act (Ontario) or other applicable labor laws.

3.24 Brokers. The Seller has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

3.25 Significant Customers and Suppliers. No customer or supplier that was significant to the Seller during the period covered by the Company Financial Statements or that has been significant to the Seller thereafter, has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Seller, as the case may be.

3.26 Bulk Sales Legislation. The Company has never acquired any assets (including the Assets) from any Person in circumstances where such acquisition was subject to the provisions of the Bulk Sales Act (Ontario) or any other similar legislation.

3.27 Solvency. Neither the Company is nor the Company Subsidiary, will as of or immediately following the Closing be, Insolvent. For purposes of this Section 3.27, “Insolvent” means that the present fair saleable value of the Company’s or the Company Subsidiary’s assets, as applicable, do not and will not exceed its debts and other probable Liabilities, or is otherwise considered “insolvent” within the meaning of any applicable law.

ARTICLE 4

BUYER’S REPRESENTATIONS AND WARRANTIES

Except as set forth on the Buyer Disclosure Schedule specifying the relevant subsection hereof, Buyer hereby represents and warrants to the Seller as follows:

4.1 Authorization. All corporate action on the part of Parent, Subsidiary, their respective officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of each of Parent and Subsidiary hereunder has been taken or will be taken prior to the Closing, and this Agreement, when executed and delivered, will constitute a valid and legally binding obligation of each of Parent and Subsidiary, enforceable against them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Subsidiary is a Canada Corporation duly organized and validly existing and in good standing under the laws of Canada. Parent and Subsidiary each has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing

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in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on Parent or Subsidiary, as applicable.

4.3 Non-Contravention; Consents. Neither (a) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (b) the consummation of the Acquisition or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time): contravene, conflict with or result in a violation of (i) any of the provisions of Parent’s Restated Certificate or Bylaws, (ii) any resolution adopted by the Parent’s stockholders, Parent’s Board or any committee of Parent’s Board, (iii) any provisions of Subsidiary’s organizational documents or (iv) any resolution adopted by the Subsidiary’s stockholders, Subsidiary’s Board of Directors or any committee of Subsidiary’s Board of Directors.

4.4 No Litigation or Regulatory Actions. There are no lawsuits, claims, suits, proceedings or investigations pending or, to Buyer’s Knowledge, threatened that (i) question the legality of the transactions contemplated by this Agreement, or (ii) could reasonably be expected to have a Material Adverse Effect on Parent’s or Subsidiary’s ability to perform its obligations under this Agreement. There is no action, suit, proceeding or investigation by Parent or Subsidiary currently pending or which it intends to initiate that (i) questions the legality of the transactions contemplated by this Agreement, or (ii) could reasonably be expected to have a Material Adverse Effect on Parent’s or Subsidiary’s ability to perform its obligations under this Agreement. Neither Parent nor Subsidiary is subject to any order of any Governmental Body that is having or could reasonably be expected to have a Material Adverse Effect on either Parent or Subsidiary, or on the ability of either Parent or Subsidiary to consummate the transactions contemplated by this Agreement.

ARTICLE 5

ADDITIONAL COVENANTS AND AGREEMENTS

5.1 Governmental Filings. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such filing, application or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

5.2 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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5.3 Press Releases. The Company and Buyer shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

5.4 Projections. Buyer and the Seller acknowledge that each has provided the other with certain financial and business projections related to their respective businesses. The parties agree that such projections were only good faith estimates and the failure of any such projections to come to fruition shall not independently give rise to any liability for any party hereto.

5.5 Delivery and Reconciliation of Closing Balance Sheet. The Company shall deliver to Buyer the Closing Balance Sheet in a form reasonably acceptable to Buyer within five (5) business days following the Closing Date, with sufficient back-up detail necessary for Buyer to evaluate the accuracy of the Closing Balance Sheet (including schedules showing aged accounts payable, aged accounts receivable, and documentation verifying all special payment terms).

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

(a) No Injunction. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(c) Governmental Action. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or other court, government or governmental authority or agency, which could reasonably be expected to result, directly or indirectly, in any Material Adverse Effect.

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6.2 Additional Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a) Representations and Compliance. The representations and warranties of the Seller set forth in Article 3 shall have been true and correct as of the date hereof, and, except to the extent such representations and warranties are made as of a specified date, shall be true and correct as of the Closing Date as if made at and as of the Closing Date (without giving effect to any supplement to the Company Disclosure Schedule), except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on the Company or the Company Subsidiary (taken individually or together as the Seller). The Seller shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

(b) Consents and Approvals. All consents and approvals necessary for the Company and the Company Subsidiary to consummate the transactions contemplated by this Agreement shall have been obtained, including, but not limited to, those set forth on Section 3.8 of the Company Disclosure Schedule, except where the failure to obtain such consents would not result (individually or in the aggregate) in a Material Adverse Effect on the Acquired Assets or Assumed Liabilities.

(c) Officers’ Certificate. The Seller shall have furnished to Buyer a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Closing Date, in which such officers shall certify that, the conditions set forth in Sections 6.1 (with respect to each of the Company and the Company Subsidiary) and 6.2(a), (b), (e), and (j) have been fulfilled.

(d) Secretary’s Certificate.

(i) The Company shall have furnished to Buyer (i) copies of the text of the resolutions by which the corporate action on the part of the Company necessary to approve this Agreement, and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying to Buyer that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of the Company executing this Agreement, or any other agreement, certificate or other instrument executed pursuant hereto by the Company, and (iv) a copy of the Articles of Incorporation of the Company, certified by the Ministry of Consumer and Business Relations, and a certificate from the Ministry of Consumer and Business Relations evidencing the good standing of the Company in such jurisdiction.

(ii) The Company Subsidiary shall have furnished to Buyer (w) copies of the text of the resolutions by which the corporate action on the part of the Company Subsidiary necessary to approve this Agreement, and the transactions contemplated hereby and thereby were taken, (x) a certificate dated as of the Closing Date executed on behalf of the Company Subsidiary by its corporate secretary or one of its assistant corporate secretaries certifying to Buyer that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (y) an

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incumbency certificate dated as of the Closing Date executed on behalf of the Company Subsidiary by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of the Company Subsidiary executing this Agreement, or any other agreement, certificate or other instrument executed pursuant hereto by the Company, and (z) a copy of the Articles of Incorporation of the Company Subsidiary, certified by the Secretary of State of the State of Oregon, and a certificate from the Secretary of State of the State of Oregon evidencing the good standing of the Company Subsidiary in such jurisdiction.

(e) Shareholder Approval. This Agreement and the Acquisition shall have been approved by the Requisite Company Shareholder Vote.

(f) Employees. All of the individuals identified on Schedule 6.2(f), to the extent Buyer has offered such individuals employment terms reasonably consistent with their employment terms with the Company as of the date hereof, shall have signed Buyer offer letters and other employment-related agreements in form and substance reasonably acceptable to Buyer.

(g) Employee Relationship. Robert Bell, to the extent Buyer has offered to Mr. Bell an employment arrangement terms mutually agreeable to Buyer and Mr. Bell shall have signed an employment agreement with Buyer, and other employment-related agreements in form and substance mutually and reasonably acceptable to Buyer and Mr. Bell.

(h) Non-Competition Agreements. Buyer shall have received a non-competition agreement, in the form of EXHIBIT C, executed by the Company, the Company Subsidiary and Mr. Bell.

(i) Consents and Approvals. All consents and approvals necessary for the Seller to consummate the transactions contemplated by this Agreement shall have been obtained, including, but not limited to, those set forth on Schedule 3.8, except where the failure to obtain such consents would not result (individually or in the aggregate) in a Material Adverse Effect on Buyer.

(j) Additional Agreements. The Seller and Buyer shall have executed a Bill of Sale, Assignment and Assumption Agreement, Trademark Assignment Agreement and Domain Name Assignment Agreement attached hereto as EXHIBITS D, E, F, and G, respectively.

(k) Accounts Receivable Election. At the Buyer’s option, Buyer and Seller will jointly execute in prescribed form (such form as mutually and reasonably agreed between Buyer and Seller) an election under Section 22 of the Income Tax Act (Canada) with respect to the accounts receivable of the Business included in the Acquired Assets. Such election will designate the portion of the Purchase Price allocated to the accounts receivable as contemplated in Section 2.6 as the consideration paid therefor by Buyer.

(l) Compliance with Bulk Sales Act. The Seller shall have complied in all respects with the requirements of the Bulk Sales Act (Ontario), and any similar law in Oregon, with respect to the transactions contemplated herein and, without limiting the generality of the foregoing, shall deliver to Buyer sufficient copies of all documentation contemplated to be delivered pursuant to that legislation in order to permit Buyer to comply with its obligations thereunder (and, without limiting the generality of the foregoing, arrangements satisfactory to the

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Buyer shall be entered into relating to the payments to be made as required pursuant to the Bulk Sales Act (Ontario) or any similar law in Oregon. If the Seller has no obligations under the Bulk Sales Act (Ontario), or any similar law in Oregon, the Company shall certify such fact to Buyer.

(m) Additional Deliverables. Buyer shall have received:

(i) a duplicate copy of a certificate issued pursuant to Section 6 of the Retail Sales Tax Act (Ontario) and under all other applicable comparable provincial legislation; and

(ii) such other documents as Parent may request in good faith for the purpose of facilitating the consummation or performance of any of the Transactions, including, but not limited to, such bills of sale, endorsements, assignments, statements, affidavits and other documents as may (in the reasonable judgment of the Parent or its counsel) be necessary or appropriate to assign convey, transfer or deliver to Buyer good and valid title to the Acquired Assets free and clear of any Encumbrances or required to be delivered by Seller to permit the Purchaser to comply with the Bulk Sales Act (Ontario) and any similar law in Oregon.

(n) Name of the Seller. The names of the Company and the Company Subsidiary shall be changed to a name that does not include the words “Shopping” or “Cart.”

(o) Repayment of Shareholder Notes. The Company shall have paid any notes payable to Shareholders of the Company in full and provided documentation to such repayment satisfactory to Buyers.

6.3 Additional Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a) Representations and Compliance. The representations and warranties of Buyer set forth in Article 4 shall have been true and correct as of the date hereof, and, except to the extent such representations and warranties are made as of a specified date, shall be true and correct as of the Closing Date as if made at and as of the Closing Date ), except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on Buyer. Buyer shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

(b) Consents and Approvals. All consents and approvals necessary for Buyer to consummate the transactions contemplated by this Agreement shall have been obtained, including, but not limited to, those set forth on Schedule 4.6, except where the failure to obtain such consents would not result (individually or in the aggregate) in a Material Adverse Effect on Buyer.

(c) Officers’ Certificate. Buyer shall have furnished to the Company a certificate of the Chief Executive Officer and the Chief Financial Officer of Buyer, dated as of the Closing Date, in which such officers shall certify that, the conditions set forth in Section 6.3(a) and 6.3(b) have been fulfilled.

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(d) Secretary’s Certificate. Buyer shall have furnished to the Company (i) copies of the text of the resolutions by which the corporate action on the part of Buyer necessary to approve this Agreement, which shall be accompanied by a certificate of the corporate secretary or assistant corporation secretary of Buyer dated as of the Closing Date certifying to the Company that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, and (ii) an incumbency certificate dated as of the Closing Date executed on behalf of Buyer by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Buyer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto.

(e) Employment Relationship. Robert Bell, to the extent Buyer has offered to Mr. Bell an employment arrangement terms mutually agreeable to Buyer and Mr. Bell shall have signed an employment agreement with Buyer, and other consulting-related agreements in form and substance mutually and reasonably acceptable to Buyer and Mr. Bell.

ARTICLE 7

AMENDMENT AND WAIVER

7.1 Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by the Parent and the Company to this Agreement and signed on behalf of each of the Parent and the Company hereto.

7.2 Waiver. At any time prior to or following the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

ARTICLE 8

SURVIVAL; INDEMNIFICATION

8.1 Survival of Representations and Warranties.

(a) Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations, warranties and covenants contained in Articles 2, 3, and 5 hereof, shall terminate eighteen (18) months following the Closing Date (the “Claim Termination Date”), except with respect to claims specifically raised by the aggrieved party or parties in one or more written notices given to the allegedly offending party or parties prior to the Claim Termination Date, and such claims may continue to be asserted by the aggrieved party or parties after that date, and except for any claims related to the Closing Balance Sheet for a period of thirty (30) days following the Effective Time (or until any disputes related thereto are fully

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and finally resolved). The representations, warranties and covenants contained in Article 4 hereof, shall terminate on December 31, 2006.

(b) Nothing contained in this Section 8.1 or elsewhere in this Agreement shall limit any rights or remedy of Seller or Buyer for claims based on intentional misrepresentation, fraud or a Breach of the Specified Representations.

8.2 Indemnification By The Seller.

(a) Subject to the limitations set forth in this Article 8, the Seller shall hold harmless and indemnify Buyer from and against, and shall compensate and reimburse Buyer for, any Damages that are directly or indirectly suffered or incurred Buyer or to which Buyer may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any Breach of any representation or warranty made by the Company or the Company Subsidiary in this Agreement as of the date of this Agreement;

(ii) any Breach of any representation or warranty made by the Company or the Company Subsidiary in this Agreement as if such representation and warranty had been made on and as of the Closing Date;

(iii) any Breach of any representation, warranty, statement, information or provision contained in the Company Disclosure Schedule or in any other document delivered or otherwise made available to the Buyer by or on behalf of the Company or the Company Subsidiary;

(iv) any Liability of the Company or the Company Subsidiary, other than the Assumed Liabilities; or

(v) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause “(i),” “(ii),” “(iii),” or “(iv),” above (including any Proceeding commenced by Buyer for the purpose of enforcing any of its rights under this Section 8).

(b) Subject to Section 8.2(c), the Seller shall not be required to make any indemnification payment pursuant to Sections 8.2(a) for any Breach as set forth in such Sections until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by Buyer, or to which Buyer has or have otherwise become subject, exceeds U.S. $25,000.00. (If the total amount of such Damages exceeds the U.S. $25,000.00 for the entire amount of such Damages, Buyer shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding U.S. $25,000.00.)

(c) The limitation on the indemnification obligations of the Seller that is set forth in Section 8.2(b) shall not apply to (i) any Breach arising directly or indirectly from any

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circumstance of which any of the Company or the Company Subsidiary had Knowledge on or prior to the Closing Date, or (ii) any inaccuracy in the Closing Balance Sheet.

8.3 Setoff; Limitation of Liability.

(a) In addition to any rights of setoff or other rights that Buyer may have at common law or otherwise, Buyer shall have the right to withhold and deduct any sum that may be owed to the Seller under this Section 8 from any amount otherwise payable by Buyer. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.

(b) Except for Damages arising (i) in the case of intentional misrepresentation or fraud; or (ii) due to inaccuracies in or Breaches of any of the Specified Representations, the maximum liability of under Section 8.2 shall be equal to the Consideration.

8.4 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Buyer, the Company, the Company Subsidiary or any other Person) with respect to which the Company or the Company Subsidiary may become obligated to hold harmless, indemnify, compensate or reimburse Buyer pursuant to Section 8, Buyer shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Company. If Buyer so proceeds with the defense of any such claim or Legal Proceeding:

(a) subject to the other provisions of Section 8, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Seller;

(b) the Seller shall make available to Buyer any documents and materials in its possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

(c) Buyer shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if Buyer settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Company, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by Buyer in connection with such claim or Legal Proceeding (it being understood that if Buyer requests that the Company consent to a settlement, adjustment or compromise, the Company shall not unreasonably withhold or delay such consent).

(d) Buyer shall give the Company prompt notice of the commencement of any such Legal Proceeding against Buyer or the Seller, provided, however, that any failure on the part of Buyer to so notify the Company shall not limit any of the obligations of the Seller under Section 8 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If Buyer does not elect to proceed with the defense of any such claim or Legal Proceeding, the Seller may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Buyer; provided, however, that the Seller may not settle, adjust

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or compromise any such claim or Legal Proceeding without the prior written consent of Buyer (which consent may not be unreasonably withheld or delayed).

8.5 Exercise Of Remedies By Persons Other Than The Purchaser. No Person (other than Buyer or any successor thereto or assign thereof) shall be considered a third party beneficiary of the agreements in this Section 8 and no such person shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement.

ARTICLE 9

GENERAL PROVISIONS

9.1 Notices. Unless otherwise provided herein, any notice required or permitted under this Agreement shall be deemed effective upon the earlier of (a) actual receipt or (b) (i) one (1) business day after delivery by confirmed facsimile transmission, (ii) one (1) business day after the business day of deposit with an internationally recognized overnight courier service for next day delivery, freight prepaid, or (iii) three (3) business days after deposit with the United States or Canada Post Office for delivery by registered or certified mail, postage prepaid. Any such notice shall be addressed to the party to be notified at the address indicated for such party indicated on the signature pages or exhibits hereto, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

9.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

9.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.4 Mandatory Arbitration.

(a) If Buyer and the Seller are unable to resolve any dispute relating to this Agreement (an “Arbitrable Dispute”) then the dispute shall be settled by binding arbitration in Jacksonville, Florida, in accordance with JAMS’ Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) then in effect. However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the JAMS Rules. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable Dispute.

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The final decision of the arbitrator will be furnished by the arbitrator to the Seller and Buyer in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the Seller and Buyer, and an order with respect thereto may be entered in any court of competent jurisdiction.

(b) Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by Buyer and the Seller or by JAMS, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

(c) The arbitrator shall be mutually agreed upon by Buyer and the Seller. In the event Buyer and the Seller are unable to agree within 20 days following submission of the dispute to JAMS by one of the parties, JAMS will have the authority to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in clause “(d)” hereof.

(d) No arbitrator shall have any past or present family, business or other relationship with Buyer, the Seller, “affiliate” (as such term is defined in Rule 12b-2 of the Exchange Act), director or officer thereof, unless following full disclosure of all such relationships, Buyer and the Seller agree in writing to waive such requirement with respect to an individual in connection with any dispute.

(e) The arbitrator shall be instructed to hold up to an eight hour, one day hearing regarding the disputed matter within 60 days of his or her designation and to render an award (without written opinion) no later than 10 days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by Buyer and the Seller.

(f) No discovery other than an exchange of relevant documents may occur in any arbitration commenced under the provisions of this Section 10.4. Buyer and the Company agree to act in good faith to promptly exchange relevant documents.

(g) Buyer and the Seller will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (A) the prevailing party in any arbitration will be entitled to an award of attorneys’ fees and costs; and (B) all costs of arbitration, other than those provided for above, will be paid by the losing party, and the arbitrator will be authorized to determine the identity of the prevailing party and the losing party.

(h) The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Agreement.

(i) Except as specifically otherwise provided in the Agreement, arbitration will be the sole and exclusive remedy of the parties for any Arbitrable Dispute or any other dispute arising out of or relating to the Agreement.

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9.5 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein):

(a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof;

(b) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof;

(c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not, be assignable by either party hereto without the prior written consent of the other party hereto; and

9.6 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.7 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

**End of Asset Purchase Agreement - Signature Page Follows **

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IN WITNESS WHEREOF, the parties hereto have caused this ASSET PURCHASE AGREEMENT to be executed on the date first written above by their respective officers.

PARENT:		THE COMPANY:

WEBSITE PROS, INC.		1SHOPPINGCART.COM CANADA CORP.

By:	/s/ David Brown	By:	/s/ Robert Bell
	David Brown President and Chief Executive Officer		Robert Bell Chief Executive Officer

Address: National Design Center 12735 Gran Bay Parkway West, Building 200 Jacksonville, FL 32258 Attention: Chief Executive Officer Facsimile: (904) 680-0350		Address: 18 Alliance Blvd., Unit 3 Barrie, Ontario L4M 5A5 Attention: Chief Executive Officer Facsimile: (705) 792-5253

SUBSIDIARY: WEBSITE PROS CANADA, INC.		COMPANY SUBSIDIARY: 1SHOPPINGCART.COM CORP.

By:	/s/ David Brown	By:	/s/ Robert Bell
	David Brown President and Chief Executive Officer		Robert Bell Chief Executive Officer

Address: C/O Website Pros, Inc. National Design Center 12735 Gran Bay Parkway West, Building 200 Jacksonville, FL 32258 Attention: Chief Executive Officer Facsimile: (904) 680-0350		Address: 1430 Willamette St. #333 Eugene, OR 97401 Attention: Chief Executive Officer Facsimile: (705) 792-5253

EXHIBIT A-1

ASSUMED LIABILITIES

1ShoppingCart.com Canada Corp.:

Agreements:

I. TYPE OF AGREEMENT	Other Parties to Agreement	Date of Agreement
Master Services Agreement	CustomerCatcher.com	October 24, 2005

Master Services Agreement	Jennifer Weir	January 26, 2006

Support and License Agreement	Kayako Web Solutions	December 14, 2004

Maintenance Services and Extended Warranty Agreement	Bell Canada	May 31, 2004

Equipment Lease	Blue Chip Leasing Corporation (assigned by Equilease)	June 28, 2005

Equipment Lease	Blue Chip Leasing Corporation (assigned by Equilease)	August 11, 2005

Equipment Lease	CIT Financial Ltd	February 20, 2006

Equipment Lease	Citicapital Technology Finance Ltd	August 15, 2005

Equipment Lease	Dell Financial Services Canada Limited and	September 5, 2003

Equipment Lease	Equilease Corp	not dated

Equipment Lease	Equilease Corp	February 13, 2004

Equipment Lease	Equilease Corp	May 6, 2004

Equipment Lease	Equilease Corp	October 14, 2004

Equipment Lease	Equilease Corp	January 17, 2005

Equipment Lease	Equilease Corp	June 8, 2005

Equipment Lease	Equilease Corp	June 27, 2005

Equipment Lease	Equilease Corp	July 25, 2005

Equipment Lease	Equilease Corp	November 1, 2005

Equipment Lease	Equilease Corp	August 15, 2006

Equipment Lease	Equilease Corp	July 31, 2006

I. TYPE OF AGREEMENT	Other Parties to Agreement	Date of Agreement

Lease Agreement for 18 Alliance Blvd, Barrie, Ontario, CANADA	Galcon Developments Inc.	June 1, 2005

Other Liabilities:

Any and all Liabilities listed on the Balance Sheet and not listed on Schedule A-2

1ShoppingCart.com Corp.:

Agreements:

II. TYPE OF AGREEMENT	Other Parties to Agreement	Date of Agreement

Private Label Agreement	21st Century Finance	July 1, 2005

Private Label Agreement	Alice Longoria	April 25, 2006

Private Label Agreement	At Your Instant Service	November 6, 2005

Private Label Agreement	Avocado Barons LLC	March 14, 2006

Private Label Agreement	Bart Smith Partners	June 7, 2005

Private Label Agreement	Business Systems2000	not dated

Private Label Agreement	ContractorsMarketingTools.com	December 21, 2005

Private Label Agreement	Cyber Samurai Marketing	April 5, 2001

Private Label Agreement	Dion Jones	September 15, 2006

Private Label Agreement	Frank Garon	December 7, 2004

Private Label Agreement	Great Teleseminars	April 25, 2005

Private Label Agreement	Guaranteed Response Marketing	March 24, 2005

Private Label Agreement	Know It Use It Ltd.	June 12, 2005

Private Label Agreement	Life Excellence, LLC	September 30, 2005

Private Label Agreement	Maria Bell	February 25, 2000

Private Label Agreement	Martin Wales	July 15, 2005

II. TYPE OF AGREEMENT	Other Parties to Agreement	Date of Agreement

Private Label Agreement	Maximum Software LLC	April 11, 2006

Private Label Agreement	Media Training Worldwide	November 22, 2005

Private Label Agreement	Mind of Steel	May 10, 2006

Private Label Agreement	MTI Inc.	September 9, 2001

Private Label Agreement	NetBiz Marketing	November 6, 2005

Private Label Agreement	New Era Ventures	October 6, 2005

Private Label Agreement	No BS Internet Resource Group	June 9, 2005

Private Label Agreement	Paradise Publishers Inc.	June 27, 2006

Private Label Agreement	Paul Fuggle	December 3, 2004

Private Label Agreement	Practice Pay solutions	September 11, 2001

Private Label Agreement	SellBetter LC	April 28, 2006

Private Label Agreement	SoundPages.com	May 18, 2005

Private Label Agreement	Think Tank Studios	October 3, 2005

Private Label Agreement	Total Business solution	July 19, 2006

Private Label Agreement	Wealth Mentors Ltd	November 6, 2005

Private Label Agreement	Internet Marketing Center	September 14, 2006

Private Label Agreement	Leaderskills International Inc.	August 28, 2006

Private Label Agreement	Financial Freedom Institute	September 12, 2006

Private Label Agreement	Amacord, Inc.	November 8, 2003

Private Label Agreement	Antion & Associates	June 22, 2001

Private Label Agreement	Bohringer Creative Inc	June 10, 2003

Private Label Agreement	Colligan.com	July 21, 2003

Private Label Agreement	Colligan.com	January 30, 2004

Private Label Agreement	Cyber Connexions	July 17, 2003

Private Label Agreement	Cyberwave Media, Inc.	July 25, 2003

Private Label Agreement	Digital Mavericks, Inc.	November 22, 2002

Private Label Agreement	Guerrilla Marketing Coach	April 30, 2004

Private Label Agreement	Idea Catapult Inc.	October 4, 2004

Private Label Agreement	K4 Global Publishing	April 26, 2003

II. TYPE OF AGREEMENT	Other Parties to Agreement	Date of Agreement

Private Label Agreement	Matt and Amanda Clarkson	April 8, 2004

Private Label Agreement	MRJ Enterprises	June 10, 2003

Private Label Agreement	Niche Mortgage Solutions	December 1, 2003

Private Label Agreement	Performance Marketing Inc.	December 17, 2003

Private Label Agreement	Rickbutts.com	August 4, 2003

Private Label Agreement	Scientific Marketing	November 26, 2003

Private Label Agreement	Synergy Promotions	August 9, 2002

Private Label Agreement	Thomas Leonard	August 13, 2001

Private Label Agreement	Virtual Direct	March 10, 2004

Private Label Agreement	WillieCrawford Inc.	June 11, 2003

Private Label Agreement	Mark Gorzalka	October 19, 2003

Private Label Agreement	Joel Christopher	May __, 2003

Reseller Agreement	Stephen Ross Stirton	December 19, 2005

Reseller Agreement	Mark Braunstein	December 5, 2005

Service Agreement	TeraGo Networks Inc.	July 22, 2004

Software License Agreement	Addante & Associates LLC	December 4, 2003

Software License Agreement	Addante & Associates LLC	December 4, 2003

Other Liabilities:

Any and all Liabilities listed on the Balance Sheet and not listed on Schedule A-2

EXHIBIT A-2

EXCLUDED LIABILITIES

1ShoppingCart.com Canada Corp.:

Any and all Tax owed to any Governmental Body incurred prior to the Closing Date

Any and all wages, salaries, commissions, or other compensation owed to any employee incurred prior to the Closing Date

1ShoppingCart.com Corp.:

Any and all Tax owed to any Governmental Body incurred prior to the Closing Date

Any and all wages, salaries, commissions, or other compensation owed to any employee incurred prior to the Closing Date

Note, issued on November 1, 2003, payable to Carol Anne, in the amount of U.S. $590,222.00

EXHIBIT B

EXCLUDED ASSETS

1ShoppingCart.com Canada Corp.:

Any and all aquariums

Any and all automobiles

Accounts receivable due from Justin Bell, in the amount of U.S. $18,000.00

Rights to any amounts, sums, and monies from any Governmental Body as refunds, returns, or credits that are calculated or based upon tax returns, financial statements, or other filings made with any Governmental Body prior to the Closing Date

1ShoppingCart.com Corp.:

Rights to any amounts, sums, and monies from any Governmental Body as refunds, returns, or credits that are calculated or based upon tax returns, financial statements, or other filings made with any Governmental Body prior to the Closing Date

EXHIBIT C

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT is being executed and delivered as of September 30, 2006 by Robert Bell (the “Key Employee”) in favor of, and for the benefit of: WEBSITE PROS, INC., a Delaware corporation (the “Purchaser”) and the other “Indemnitees” (as hereinafter defined). Certain capitalized terms used in this Noncompetition Agreement are defined in Section 18.

RECITALS

A. As a stockholder and employee of 1SHOPPINGCART.COM CANADA CORP., an Ontario corporation (the “Company”), the Key Employee has obtained extensive and valuable knowledge and confidential information concerning the businesses of the Company and its subsidiaries. (The businesses of the Company and its subsidiaries are referred to collectively herein as the “Business.”)

B. Pursuant to an Asset Purchase Agreement of even date herewith between, among others, the Purchaser and the Company (the “Purchase Agreement”), the Purchaser is acquiring those assets of the Company that are related to the Business (the “Transaction”). Upon the consummation of the Transaction, the Key Employee will receive cash consideration from the Purchaser.

C. In connection with the Transaction (and as a condition to the consummation of such Transaction), and to enable the Purchaser to secure more fully the benefits of such Transaction, the Purchaser has required that the Key Employee enter into this Noncompetition Agreement; and the Key Employee is entering into this Noncompetition Agreement to induce the Purchaser to consummate the Transaction contemplated by the Purchase Agreement.

E. The Purchaser and the Purchaser’s subsidiaries have conducted, are conducting and expect to continue to conduct their respective businesses on a national basis.

AGREEMENT

To induce the Purchaser to consummate the transactions contemplated by the Purchase Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Key Employee hereby agrees as follows:

1. Restriction on Competition. The Key Employee agrees that, during the Noncompetition Period, the Key Employee shall not, and shall not permit any of his Affiliates to:

(a) engage directly or indirectly in Competition in any Restricted Territory; or

(b) directly or indirectly be or become an officer, director, stockholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, licensor, sublicensor, licensee or sublicensee of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in Competition in any Restricted Territory;

provided, however, that the Key Employee may, without violating this Section 1, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if (i) such shares are actively traded on an established national securities market in the United States and/or Canada, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Key Employee and the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Key Employee’s Affiliates collectively represent less than one percent (1%) of the total number of shares of such corporation’s capital stock outstanding, and (iii) neither the Key Employee nor any Affiliate of the Key Employee is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.

2. No Hiring or Solicitation of Employees. The Key Employee agrees that, during the Noncompetition Period, the Key Employee shall not, and shall not permit any of his Affiliates to: (a) hire any Specified Employee, or (b) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on the Key Employee’s own behalf or on behalf of any other Person) any employee of the Purchaser or any of the Purchaser’s subsidiaries to leave his or her employment with the Purchaser or any of the Purchaser’s subsidiaries. For purposes of this Agreement, “Specified Employee” shall mean any individual who (i) is or was an employee of the Company on the date of this Noncompetition Agreement or during the 90-day period ending on the date of this Noncompetition Agreement, and (ii) remains or becomes an employee of the Purchaser or any of the Purchaser’s subsidiaries on the date of this Noncompetition Agreement or at any time during the Noncompetition Period.

3. Representations and Warranties. The Key Employee represents and warrants, to and for the benefit of the Indemnitees, that: (a) he has full power and capacity to execute and deliver, and to perform all of his obligations under, this Noncompetition Agreement; and (b) neither the execution and delivery of this Noncompetition Agreement nor the performance of this Noncompetition Agreement will result directly or indirectly in a violation or breach of (i) any agreement or obligation by which the Key Employee or any of his Affiliates is or may be bound, or (ii) any law, rule or regulation. The Key Employee’s representations and warranties shall survive the expiration of the Noncompetition Period for an unlimited period of time.

4. Specific Performance. The Key Employee agrees that, in the event of any breach or threatened breach by the Key Employee of any covenant or obligation contained in this Noncompetition Agreement, each of the Purchaser and the other Indemnitees shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. The Key Employee further agrees that no Indemnitee shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4, and the Key Employee irrevocably waives any right he may have to require any Indemnitee to obtain, furnish or post any such bond or similarly instrument.

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5. Indemnification. Without in any way limiting any of the rights or remedies otherwise available to any of the Indemnitees, the Key Employee shall indemnify and hold harmless each Indemnitee against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including attorneys’ fees), charge or expense (whether or not relating to any third-party claim) that is directly or indirectly suffered or incurred at any time (during the Noncompetition Period) by such Indemnitee, or to which such Indemnitee otherwise becomes subject at any time (whether during or after the Noncompetition Period), and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, (a) any inaccuracy in or breach of any representation or warranty contained in this Noncompetition Agreement, or (b) any failure on the part of the Key Employee to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Noncompetition Agreement.

6. Non-Exclusivity. The rights and remedies of the Purchaser and the other Indemnitees under this Noncompetition Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Purchaser and the other Indemnitees under this Noncompetition Agreement, and the obligations and liabilities of the Key Employee under this Noncompetition Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations. Nothing in this Noncompetition Agreement shall limit any of the Key Employee’s obligations, or the rights or remedies of the Purchaser or any of the other Indemnitees, under the Purchase Agreement; and nothing in the Purchase Agreement shall limit any of the Key Employee’s obligations, or any of the rights or remedies of the Purchaser or any of the other Indemnitees, under this Noncompetition Agreement.

7. Severability. Any term or provision of this Noncompetition Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Noncompetition Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

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8. Governing Law; Venue.

(a) This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the laws of Province of Ontario, Canada (without giving effect to principles of conflicts of laws).

(b) THE STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS NONCOMPETITION AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS NONCOMPETITION AGREEMENT.

9. Waiver. No failure on the part of the Purchaser or any other Indemnitee to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of the Purchaser or any other Indemnitee in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Indemnitee shall be deemed to have waived any claim of such Indemnitee arising out of this Noncompetition Agreement, or any power, right, privilege or remedy of such Indemnitee under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Indemnitee; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10. Successors and Assigns. Each of the Purchaser and the other Indemnitees may freely assign any or all of its rights under this Noncompetition Agreement, at any time, in whole or in part, to any Person without obtaining the consent or approval of the Key Employee or of any other Person.

11. Further Assurances. The Key Employee shall execute and/or cause to be delivered to each Indemnitee such instruments and other documents, and shall take such other actions, as such Indemnitee may reasonably request at any time (whether during or after the Noncompetition Period) for the purpose of carrying out or evidencing any of the provisions of this Noncompetition Agreement.

12. Attorneys’ Fees. If any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement is brought against the Key Employee, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

13. Captions. The captions contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

14. Construction. Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Any rule of

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construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Noncompetition Agreement. Neither the drafting history nor the negotiating history of this Noncompetition Agreement shall be used or referred to in connection with the construction or interpretation of this Noncompetition Agreement. As used in this Noncompetition Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated in this Noncompetition Agreement, all references in this Noncompetition Agreement to “Sections” are intended to refer to Sections of this Noncompetition Agreement.

15. Survival of Obligations. Except as specifically provided herein, the obligations of the Key Employee under this Noncompetition Agreement (including his obligations under Sections 3, 5 and 11) shall survive the expiration of the Noncompetition Period. The expiration of the Noncompetition Period shall not operate to relieve the Key Employee of any obligation or liability arising from any prior breach by the Key Employee of any provision of this Noncompetition Agreement.

16. Obligations Absolute. The Key Employee’s obligations under this Noncompetition Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of the Purchaser, any other Indemnitee or any other Person) of any provision of the Purchase Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of the Purchaser, any other Indemnitee or any other Person.

17. Amendment. This Noncompetition Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Key Employee, the Purchaser (or any successor to the Purchaser).

18. Defined Terms. For purposes of this Noncompetition Agreement:

(a) “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

(b) “Competing Product” means any: (i) web-based shopping cart and associated services for online retailers, including, but not limited to, related implementation, consulting and technical support services; (ii) product, equipment, device or system that has been designed, developed, manufactured, assembled, promoted, sold, supplied, distributed, resold, installed, supported, maintained, repaired, or refurbished, by or on behalf of the Company (or any predecessor of the Company) in connection with the Business at any time on or prior to this date of this Noncompetition Agreement; (iii) product, equipment, device or system that is designed, developed, manufactured, assembled, promoted, sold, supplied, distributed, resold, installed, supported, maintained, repaired, or refurbished, by or on behalf of the Purchaser or any of the Purchaser’s subsidiaries at any time during the Noncompetition Period; or (iv) product, equipment, device or system that is substantially the same as, incorporates, is a material component or part of, is based upon, is functionally similar to or competes in any material

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respect with any product, equipment, device or system of the type referred to in clause “(i)”, clause “(ii)” or clause “(iii)” of this sentence.

(c) “Competing Service” means any: (i) web-based shopping cart and associated services for online retailers, including, but not limited to, related implementation, consulting and technical support services; (ii) service that has been provided, performed or offered by or on behalf of any of the Business by the Company (or any predecessor of any of the Company) at any time on or prior to the date of this Noncompetition Agreement; (iii) service that is provided, performed or offered by the Purchaser or any of the Purchaser’s subsidiaries at any time during the Key Employee’s employment by the Purchaser or any of Purchaser’s subsidiaries; (iv) service that facilitates, supports or otherwise relates to the design, development, manufacture, assembly, promotion, sale, supply, distribution, resale, of any Competing Product; or (v) service that is substantially the same as, is based upon or competes in any material respect with any service referred to in clause “(i)”, clause “(ii)”, clause “(iii)” or clause “(iv)” of this sentence.

(d) A Person shall be deemed to be engaged in “Competition” if: (a) such Person or any of such Person’s subsidiaries or other Affiliates is engaged directly or indirectly in the design, development, manufacture, assembly, promotion, sale, supply, distribution, resale, installation, support, maintenance, repair, or refurbishment of any Competing Product; or (b) such Person or any of such Person’s subsidiaries or other Affiliates is engaged directly or indirectly in providing, performing, marketing, or offering any Competing Service.

(e) “Indemnitees” shall include: (i) the Purchaser; (ii) each Person who is or becomes an Affiliate of the Purchaser; and (iii) the successors and assigns of each of the Persons referred to in clauses “(i)” and “(ii)” of this sentence.

(f) “Noncompetition Period” shall mean the period commencing on the date of this Noncompetition Agreement and ending on the later of (i) the third anniversary of the date of this Noncompetition Agreement or (ii) the second anniversary of the date of the termination of the Key Employee’s employment with the Purchaser; provided, however, that in the event of any breach on the part of the Key Employee of any provision of this Noncompetition Agreement, the Noncompetition Period shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.

(g) “Person” means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

(h) “Restricted Territory” means each county or similar political subdivision in North America, and each state, territory or possession of such counties or similar political subdivisions in North America.

**End of Noncompetition Agreement – Signature Page Follows**

6.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Noncompetition Agreement as of the date first above written.

KEY EMPLOYEE: ROBERT BELL

Address: c/o 1ShoppingCart.com Canada Corp. 18 Alliance Blvd., Unit 3 Barrie, Ontario L4M 5A5 Facsimile: (705) 792-5253

PURCHASER: WEBSITE PROS, INC.

By:
David Brown President and Chief Executive Officer

Address: National Design Center 12735 Gran Bay Parkway West, Building 200 Jacksonville, FL 32258 Attention: Chief Executive Officer Facsimile: (904) 680-0350

EXHIBIT D

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS that 1SHOPPINGCART.COM CANADA CORP., an Ontario corporation (the “Company”), 1SHOPPINGCART.COM CORP., an Oregon corporation and wholly owned subsidiary of the Company (the “Company Subsidiary,” and together with the Company, the “Seller”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby sells, assigns, transfers, conveys and delivers to WEBSITE PROS, INC., a Delaware corporation (“Parent”) and WEBSITE PROS CANADA CORP, an Ontario corporation and a wholly owned subsidiary of Parent (“Subsidiary,” and together with Parent, “Buyer”), all right, title and interest in, and good and valid title to, the Acquired Assets pursuant to the terms of that certain Asset Purchase Agreement dated as of September 30, 2006, as the same may be amended, by and between the Buyer and the Seller (the “Purchase Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

The Seller represents and warrants to the Buyer that the Seller has full right, power and authority to convey and transfer the aforementioned property and to execute and deliver this Bill of Sale.

[End of Bill of Sale – Signature Page Follows]

IN WITNESS WHEREOF, the Seller has caused this Bill of Sale of be executed as of September 30, 2006.

THE COMPANY: 1SHOPPINGCART.COM CANADA CORP.

By:
Robert Bell Chief Executive Officer

Address: 18 Alliance Blvd., Unit 3 Barrie, Ontario L4M 5A5 Attention: Chief Executive Officer Facsimile: (705) 792-5253

COMPANY SUBSIDIARY: 1SHOPPINGCART.COM CORP.

By:
Robert Bell Chief Executive Officer

Address: 1430 Willamette St. #333 Eugene, OR 97401 Attention: Chief Executive Officer Facsimile: (705) 792-5253

EXHIBIT E

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made as of September 30, 2006 (the “Closing Date”), by and between WEBSITE PROS, INC., a Delaware corporation (“Parent”) and WEBSITE PROS CANADA CORP., an Ontario corporation and a wholly owned subsidiary of Parent (“Subsidiary,” and together with Parent, “Buyer”), and 1SHOPPINGCART.COM CANADA CORP., an Ontario corporation (the “Company”), 1SHOPPINGCART.COM CORP., an Oregon corporation and wholly owned subsidiary of the Company (the “Company Subsidiary,” and together with the Company, the “Seller”). Capitalized terms used but not defined in this Assignment and Assumption Agreement shall have the meanings given to them in that certain Asset Purchase Agreement, dated as of September 30, 2006, between the Buyer and the Seller, as the same may be amended (the “Purchase Agreement”).

W I T N E S S E T H :

WHEREAS, pursuant and subject to the terms and conditions of the Purchase Agreement, the Seller is causing the Acquired Assets to be sold, assigned, transferred, conveyed and delivered to the Buyer; and

WHEREAS, in connection with the sale of the Acquired Assets to the Buyer, the Buyer and the Seller wish to provide for the limited assumption by the Buyer of certain obligations of the Seller (the “Assumed Liabilities,” as such term is defined in the Purchase Agreement).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1. The Seller hereby sells, assigns, transfers, conveys and delivers to the Buyer all right, title and interest in, to and under each Assumed Liability; and

2. The Buyer hereby assumes the obligations of the Seller under each Assumed Liability pursuant to the terms of the Purchase Agreement.

Notwithstanding anything to the contrary contained herein: (a) nothing contained in this Assignment and Assumption Agreement is intended to provide any rights to the Seller or Buyer (beyond those rights expressly provided to the Seller and Buyer, respectively, in the Purchase Agreement); (b) nothing contained in this Assignment and Assumption Agreement is intended to impose any obligations or liabilities on the Buyer or Seller (beyond those obligations and liabilities expressly imposed on the Buyer and Seller, respectively, in the Purchase Agreement); and (c) nothing contained in this Assignment and Assumption Agreement is intended to limit any of the rights or remedies available to the Buyer or Seller under the Purchase Agreement.

Nothing contained in this Assignment and Assumption Agreement is intended to provide any right or remedy to any person or entity, other than the Seller.

The Assignment and Assumption Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

This Assignment and Assumption Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

[End of Assignment and Assumption Agreement – Signature Page Follows]

3

The parties to this Assignment and Assumption Agreement have caused it to be executed and delivered as of the date first written above.

PARENT: WEBSITE PROS, INC.	THE COMPANY: 1SHOPPINGCART.COM CANADA CORP.

By:	By:
David Brown President and Chief Executive Officer	Robert Bell Chief Executive Officer

Address: National Design Center 12735 Gran Bay Parkway West, Building 200 Jacksonville, FL 32258 Attention: Chief Executive Officer Facsimile: (904) 680-0350	Address: 18 Alliance Blvd., Unit 3 Barrie, Ontario L4M 5A5 Attention: Chief Executive Officer Facsimile: (705) 792-5253

SUBSIDIARY: WEBSITE PROS CANADA, INC.	COMPANY SUBSIDIARY: 1SHOPPINGCART.COM CORP.

By:	By:
David Brown President and Chief Executive Officer	Robert Bell Chief Executive Officer

Address: C/O Website Pros, Inc. National Design Center 12735 Gran Bay Parkway West, Building 200 Jacksonville, FL 32258 Attention: Chief Executive Officer Facsimile: (904) 680-0350	Address: 1430 Willamette St. #333 Eugene, OR 97401 Attention: Chief Executive Officer Facsimile: (705) 792-5253

EXHIBIT F

TRADEMARK ASSIGNMENT AGREEMENT

THIS TRADEMARK ASSIGNMENT AGREEMENT (the “Agreement”) is made as of September 30, 2006 (the “Closing Date”), by and between WEBSITE PROS, INC., a Delaware corporation (the “Assignee”), and 1SHOPPINGCART.COM CORP., an Oregon corporation (the “Assignor”). Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, the parties have entered into that certain Asset Purchase Agreement, dated as of September 30, 2006, as amended (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Assignee desires to own Assignor’s entire rights, title, and interest in and to the trademarks, trade names, and trademark registration applications listed in SCHEDULE A hereto (the “Trademarks”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1. Assignor, on behalf of itself and its predecessors and successors in interest, hereby sells, assigns and transfers to Assignee (a) all right, title, and interest it has in or to the Trademarks, and (b) that part of the goodwill of Assignor’s business connected with and symbolized by the Trademarks. Assignor hereby acknowledges that it retains no right to use the Trademarks and agrees not to challenge the validity of Company’s ownership of the Trademarks.

2. Assignor covenants that it will promptly provide to Assignee, upon such request of Assignee, all pertinent facts and documents relating to the Trademarks as may be known and reasonably accessible to Assignor and will testify as to the same in any opposition, litigation or any proceeding related thereto. At Assignee’s expense, Assignor shall execute and deliver all documents requested by Assignee and shall take all reasonably necessary steps to give effect to and further the purposes of this Agreement.

[End of Trademark Assignment Agreement – Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused its duly authorized representatives to execute this Trademark Assignment Agreement effective as of the date first written above and in the capacity shown below.

This Trademark Assignment Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

ASSIGNEE: WEBSITE PROS, INC.	ASSIGNOR: 1SHOPPINGCART.COM CORP.

By:	By:
David Brown President and Chief Executive Officer	Robert Bell Chief Executive Officer

Address: National Design Center 12735 Gran Bay Parkway West, Building 200 Jacksonville, FL 32258 Attention: Chief Executive Officer Facsimile: (904) 680-0350	Address: 1430 Willamette St. #333 Eugene, OR 97401 Attention: Chief Executive Officer Facsimile: [(705) 792-5253]

State of ____________________	}

County of __________________

On                                 , 2006, before me,                                                              , the undersigned Notary Public,         personally appeared                                                                                  ,          personally known to me or          proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Notary Signature

SCHEDULE A

TRADEMARKS

ASSIGNED BY 1SHOPPINGCART.COM CORP.

Registered Trademarks

Mark	Serial No.	Registration No.	Date Filed	Date Registered	Dates to File Affidavit of Continued Use	Date to File Application for Renewal
None

Unregistered Trademarks

Mark	Notes
1ShoppingCart.com

EXHIBIT G

DOMAIN NAME ASSIGNMENT AGREEMENT

THIS DOMAIN NAME ASSIGNMENT AGREEMENT (the “Agreement”) is made as of September 30, 2006 (the “Closing Date”), by and between WEBSITE PROS, INC., a Delaware corporation (the “Assignee”), and 1SHOPPINGCART.COM CORP., an Oregon corporation (the “Assignor”). Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, the parties have entered into that certain Asset Purchase Agreement, dated as of September 30, 2006, as amended (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Assignee desires to own Assignor’s entire rights, title, and interest in and to the domain names in SCHEDULE A hereto (the “Domain Names”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1. Assignor, on behalf of itself and its predecessors and successors in interest, hereby sells, assigns and transfers to Assignee all right, title and interest in and to the Domain Names. Without limiting the foregoing, Assignor hereby assigns and transfers to Assignee any and all trademark and trademark registration rights that Assignor has or may have in the Domain Names, including, without limitation, all right, title, and interest in and to that part of the goodwill of Assignor’s business connected with and symbolized by such trademarks or registrations.

2. Promptly upon request, Assignor will take all steps necessary to effectuate that the Domain Names will be transferred to Assignee. Assignee will provide to Assignor the name servers and IP addresses to which such Domain Names will be transferred.

3. Assignor covenants that it will promptly provide to Assignee, upon such request of Assignee, all pertinent facts and documents relating to the Domain Names as may be known and reasonably accessible to Assignor and will testify as to the same in any opposition, litigation or any proceeding related thereto. At Assignee’s expense, Assignor shall execute and deliver all documents requested by Assignee and shall take all reasonably necessary steps to give effect to and further the purposes of this Agreement.

[End of Domain Name Assignment Agreement – Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized representatives to execute this Domain Name Assignment Agreement effective as of the date shown above and in the capacities shown below.

This Domain Name Assignment Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

ASSIGNEE: WEBSITE PROS, INC.	ASSIGNOR: 1SHOPPINGCART.COM CORP.

By:	By:
David Brown President and Chief Executive Officer	Robert Bell Chief Executive Officer

Address: National Design Center 12735 Gran Bay Parkway West, Building 200 Jacksonville, FL 32258 Attention: Chief Executive Officer Facsimile: (904) 680-0350	Address: 1430 Willamette St. #333 Eugene, OR 97401 Attention: Chief Executive Officer Facsimile: (705) 792-5253

State of ____________________	}

County of __________________

On                     , 2006, before me,                                                                              , the undersigned Notary Public,          personally appeared                                                                          ,          personally known to me or          proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Notary Signature

SCHEDULE A

DOMAIN NAMES

ASSIGNED BY 1SHOPPINGCART.COM CORP.

[Domain Name List]